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                                                                   Exhibit 10.39





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                              EMPLOYMENT AGREEMENT



                                  BY AND AMONG

                    THE FIRST AMERICAN FINANCIAL CORPORATION,

                           NATIONAL INFORMATION GROUP

                                       AND

                                 MARK A. SPEIZER



                          Dated as of November 17, 1998



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        EMPLOYMENT AGREEMENT (this "Agreement"), dated as of November 17, 1998, by and among The First American Financial Corporation, a California corporation ("FAFCO"), National Information Group, a California corporation (the "Company"), and Mark A. Speizer, an individual residing in the State of California (the "Executive").

                              W I T N E S S E T H:

        WHEREAS, pursuant to an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), by and among FAFCO, the Company and Pea Soup Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of FAFCO ("FAFCOSUB"), FAFCOSUB will merge with and into the Company and the Company will thereby become a wholly-owned subsidiary of FAFCO (the "Merger");

        WHEREAS, it is a condition precedent to FAFCO's willingness to enter into the Merger Agreement and consummate the Merger that the Executive execute and deliver this Agreement;

        WHEREAS, the Executive is willing to serve in the capacities set forth below and FAFCO desires to retain the Executive in such capacities on the terms and conditions herein set forth;

        NOW THEREFORE, in consideration of the mutual covenants herein contained, FAFCO and the Executive hereby agree as follows:

        1. Employment. FAFCO agrees to employ the Executive, and the Executive agrees to be employed by and serve FAFCO, upon the terms and conditions hereinafter provided for a period commencing as of the Effective Time (as that term is defined in the Merger Agreement) and continuing until the fifth anniversary of the Effective Time (such period, the "Term"), unless earlier terminated pursuant to Section 5. The Executive hereby represents and warrants that he has the legal capacity to execute and perform this Agreement, that it is a valid and binding agreement against him according to its terms, and that its execution and performance by him does not violate the terms of any existing agreement or understanding to which the Executive is a party or any judgment or decree to which the Executive is subject. In addition, the Executive represents and warrants that he knows of no reason why he is not physically or legally capable of performing his obligations under this Agreement in accordance with its terms.

        2. Position and Duties.

               (a) During the Term, the Executive agrees to serve as Chairman and Chief Executive Officer of Fastrac Systems, Inc. ("Fastrac"), Great Pacific Insurance Company ("Great Pacific") and Pinnacle Management Solutions Insurance Services ("PMSIS") and will have such powers and duties as are commensurate with such positions and as reasonably may be conferred upon or delegated to him by their respective Boards of Directors. The Executive shall at all times be subject to the policies established by the Board of Directors of Fastrac, Great Pacific


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and PMSIS, as the case may be.

               (b) During the Term, the Executive shall devote all of his business time, effort and skill as is reasonably necessary to accomplish the duties for which the Executive is responsible in accordance with the terms hereof and shall not take part in activities detrimental to the best interests of Fastrac, Great Pacific, PMSIS, FAFCO or their respective subsidiaries and affiliates (each, a "FAFCO Company" and, collectively, the "FAFCO Companies").

        3. Compensation. For all services rendered by the Executive in the capacities required hereunder during the Term, including, without limitation, services as an executive, officer, director or member of any committee of a FAFCO Company or any division thereof, the Executive shall be compensated as follows:

               (a) Base Salary. FAFCO shall pay, or shall cause to be paid, the Executive a salary of three hundred twenty-five thousand dollars ($325,000) per annum (the "Base Salary"). The Base Salary shall be payable in accordance with the customary payroll practices of FAFCO, but in no event less frequently than monthly.

               (b) Bonus. The Executive shall also receive a guaranteed fixed bonus during the Term equal to three hundred thousand dollars ($300,000) per annum (the "Fixed Bonus"). The Executive also shall be entitled to receive an annual formula bonus during the Term (the "Formula Bonus") equal to 10% of Fastrac's Adjusted Earnings for each fiscal year; provided, however, if Executive is not employed for an entire fiscal year of Fastrac, the Formula Bonus, if any, shall be prorated by multiplying the Formula Bonus by a fraction, the numerator of which is the number of days in such fiscal year during which Executive was employed by Fastrac and the denominator of which is 365. For purposes of this Agreement, "Adjusted Earnings" shall mean the difference (if positive) between the amount described in that line item entitled "Income before provision for income taxes" on Fastrac's Statements of Income for each fiscal year, minus (i) two million dollars ($2,000,000) and (ii) four percent (4%) of the amount described in that line item entitled "Total revenues", which is the overhead fee FAFCO customarily charges each of its subsidiaries for their share of general administration, payroll services, accounting, home office and personnel functions and sales costs relative to sales functions performed by sales people not employed by such subsidiary.

               The Fixed Bonus shall be paid in monthly installments of twenty five thousand dollars ($25,000) each. The Formula Bonus shall be paid annually as soon as practicable after the financial statements of Fastrac have been audited.

               Fastrac's fiscal year shall end on December 31 of each calendar year.

               The Earnings shall be calculated by Fastrac's accountant in accordance with United States generally accepted accounting principles applied on a consistent basis.

               (c) Medical and Dental Health Benefits. During the Term, the Executive shall be entitled to medical and dental health benefits in accordance with the practices established by FAFCO with respect to its key employees; provided, however, that if the Executive is terminated



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Without Cause the Executive will continue to receive such medical and dental health benefits through the duration of the Term as though he was not so terminated.

               (d) Vacation; Sick Leave. During the Term, the Executive shall be entitled to vacation and sick leave in accordance with the practices established by FAFCO with respect to its key employees.

               (e) Pension Plan. Prior to the Effective Time, FAFCO shall create, and during the Term the Executive shall participate, in a non-qualified pension plan with terms and conditions substantially similar to the pension plans established by FAFCO with respect to its key executives; provided, however, that at the commencement of the Term, the after tax benefits to be received by the Executive shall be equivalent to the benefits provided for in the plans for key executives with 26 years vested in such plans; and, provided further, that if the Executive is terminated Without Cause the Executive will continue to participate in such non-qualified pension plan through the duration of the Term at his then current compensation level as though he was not so terminated, otherwise the benefits to be received by the Executive under this
Section 3(e) will be calculated as of the date the Executive's employment with FAFCO ceases.

               (f) Deferred Compensation Plan. The Executive may participate in the FAFCO deferred compensation plan in accordance with the practices established by FAFCO with respect to its key employees.

               (g) Stock Options. The Executive shall be granted an option or options to purchase, in the aggregate, 30,000 FAFCO Common shares, par value $1.00, at the closing price of a single FAFCO Common share on the New York Stock Exchange on the day during which the Effective Time occurs. Such option shall vest and otherwise be on the same terms and condition of those stock options issued by FAFCO to its other key employees.

        4. Business Expenses. FAFCO shall cause Fastrac, Great Pacific and PMSIS, as the case may be, to pay or reimburse the Executive for all reasonable travel and out-of-pocket expenses incurred by the Executive in connection with the performance of his duties and obligations under this Agreement, subject to the Executive's presentation of appropriate vouchers in accordance with such procedures as such entities may from time to time establish for senior officers and to preserve any deductions for federal income taxation purposes to which such entities may be entitled. The Executive shall be reimbursed for business-related travel expenses for his spouse; such trips shall be for business in which the social setting is such that fellow officers, customers and/or business peers would normally be accompanied by their spouses.

        5. Termination of Employment.

               (a) Termination. The Executive's employment hereunder shall terminate prior to the last day of the Term (i) upon the death of the Executive,
(ii) upon the Permanent Disability (as defined below) of the Executive, (iii) at the option of FAFCO for Cause (as defined below) upon written notice from FAFCO to the Executive, (iv) on or after the second anniversary of the Effective Time, at the option of FAFCO Without Cause (as defined below) upon 30 days prior written notice from FAFCO to the Executive, (v) at the option of the Executive upon 30 days



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prior written notice from the Executive to FAFCO and (vi) at the option of FAFCO upon written notice to the Executive if, after the Merger is consummated, a material representation and warranty made by the Company in the Merger Agreement at the time specified in the Merger Agreement shall be found to be materially untrue or inaccurate at such time.

               (b) Payments. In the event the Executive's employment hereunder shall terminate prior to the last day of the Term as a result of the exercise by FAFCO of its option to terminate the Executive's employment Without Cause, FAFCO shall, as liquidated damages or severance, or both, continue, subject to compliance by the Executive with the provisions of Section 6 below, to pay the Executive's Base Salary and Fixed Bonus as in effect at the time of such termination at the times and in the manner such Base Salary and Fixed Bonus would otherwise have become due and payable until the earlier of (i) the expiration of the Term had such termination not occurred, (ii) the death of the Executive or (iii) the Disability of the Executive.

               In the event the Executive's employment hereunder shall terminate prior to the last day of the Term as a result of (i) the exercise by FAFCO of its option to terminate the Executive's employment for Cause, or (ii) the exercise by the Executive of his option to terminate employment (whether by retirement or otherwise), all earned but unpaid Base Salary and all accrued but unused vacation pay as of the date of termination of employment shall be payable in full to the Executive by FAFCO within 10 business days. In addition, all monthly Fixed Bonus amounts due but not yet paid as of the date of termination shall be payable to the Executive by FAFCO within 10 business days. Except as provided in this Section 5(b) and Sections 3(c) and 3(e), no other payments (except for unreimbursed business expenses payable pursuant to Section 4) of any nature whatsoever shall be made, or benefits provided, by any of the FAFCO Companies under this Agreement upon the Executive's termination of employment prior to the last day of the Term.

               For a period of 120 days following termination, the Executive shall have reasonable use of his office, telephone and fax machine.

               (c) Definitions. For purposes of this Agreement, the following terms have the following meanings:

                      (i) "Cause" means the conviction of a felony or a finding of liability based on intentional tortious conduct consisting of a breach of fiduciary duty relating to the Executive's performance as an officer and/or director of a FAFCO Company;

                      (ii) "Permanent Disability" means the inability of the Executive, as reasonably determined by FAFCO and confirmed by competent medical evidence, to work for any period of 90 consecutive days or any 120 non-consecutive days during any twelve consecutive calendar month period due to illness or injury of a physical or mental nature. In order to determine issues of disability, the Executive agrees to submit himself for appropriate medical examination to physicians reasonably acceptable to FAFCO and the Executive; and



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                      (iii) "Without Cause" means termination of the Executive's employment for any reason other than as specified in Sections 5(a)(i), 5(a)(ii), 5(a)(iii) and 5(a)(v) above.

       6. Other Duties of the Executive During and After the Term.

               (a) Confidential Information. The Executive recognizes and acknowledges that all information pertaining to the affairs, business, clients, customers, vendors, plans or prospects of the FAFCO Companies (collectively, the "Business") (including, without limitation, all customer lists, pricing policies, projections, product development, trade secrets and other privileged and confidential information essential to the Business), as such information may exist from time to time, other than information that a FAFCO Company has previously made publicly available, is confidential information and is a unique and valuable asset of the Business, access to and knowledge of which are essential to the performance of the Executive's duties under this Agreement. The Executive shall not at any time (during or after the Term), except to the extent reasonably necessary in the performance of his duties under this Agreement, divulge to any person, firm, association, corporation, partnership, limited liability company or governmental agency, any information concerning the Business (except such information as is required by law to be divulged to a government agency or pursuant to lawful process), or make use of any such information for his own purposes. All records, memoranda, letters, books, reports, accounting, experience or other data, and other records and documents relating to the Business, whether made by the Executive or otherwise coming into his possession and whether existing in print, electronic or other form, are confidential information and are, shall be and shall remain the property of the FAFCO Companies. No copies thereof shall be made which are not retained by the respective FAFCO Company, and the Executive agrees, on termination of his employment or on demand of FAFCO, to deliver the same to FAFCO.

               The obligation of confidentiality contained herein shall not apply to information which (i) is generally available to the public through no fault of the Executive, (ii) is required by a court order or regulatory or governmental authority to be disclosed or (iii) is believed by the Executive in good faith to be required by a court order or regulatory or governmental authority to be disclosed, provided that before such disclosure FAFCO shall first be notified of any such good faith belief by the Executive and the Executive shall not make any such disclosure if FAFCO provides an opinion prepared by independent counsel that the disclosure is not required.

               (b) Intellectual Property. Any software, delivery systems, methods, developments, inventions, processes, techniques, know-how, plans, products, devices and/or improvements or the like (collectively, Intellectual Property), whether registered or filed with any governmental authority or agency (domestic or foreign) or not so registered or filed, which the Executive may conceive or make, alone or with others, which are related to the business of any FAFCO Company while in FAFCO's employ, shall be and remain the property of the respective FAFCO Company and the Executive hereby assigns any and all rights therein to such FAFCO Company. The Executive further agrees on request of any FAFCO Company to execute patent, trademark, servicemark and copyright applications based on the Intellectual Property,



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including any other instruments deemed necessary by such FAFCO Company for the prosecution of such patent, trademark, servicemark and copyright application of the Intellectual Property.

               (c) Non-Interference. For a period of five years after termination of the Executive's employment hereunder, the Executive agrees not to, directly or indirectly, interfere with the employment relationship between any FAFCO Company and its directors, managers, officers and employees by soliciting any of such individuals to participate in independent business ventures and agrees not to, directly or indirectly, solicit business from any client or prospective client of any FAFCO Company within any FAFCO Company's market for the Executive's benefit or for the benefit of any entity in which the Executive has an interest or is employed or any person with which the Executive is related.

               During the term of this Agreement and thereafter, the Executive shall not take any action to disparage or criticize to any third parties any of the services or products of any FAFCO Company or to commit any other action that injures or hinders the business of any FAFCO Company.

               (d) Enforceability. It is the desire and intent of the parties that the provisions of this Section 6 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If any particular provision or portion of this
Section 6 shall be adjudicated to be invalid or unenforceable, this Section 6 shall be deemed amended to delete therefrom such provision or portion adjudicated to be invalid or unenforceable, such amendment shall apply only with respect to the operation of this Section 6 in the particular jurisdiction in which such adjudication is made.

        7. Breach by the Executive. Both parties to this Agreement recognize that the services to be rendered under this Agreement by the Executive are special, unique and extraordinary in character, and that in the event of the breach by the Executive of the terms and conditions of this Agreement to be performed by the Executive, FAFCO shall be entitled, if it so elects, to institute and prosecute proceedings consistent with the provisions of Section 14, either in law or in equity, to obtain damages for any breach of this Agreement or to enforce the specific performance thereof by the Executive.

        8. Withholding Taxes. FAFCO may directly or indirectly withhold from any payments made under this Agreement all Federal, state, city or other taxes as shall be required to be withheld pursuant to any law or governmental regulation or ruling.

        9. Notices. All notices, requests, demands and other communications required or permitted hereunder shall be given in writing and shall be deemed to have been duly given if sent by facsimile (and confirmed by telephone) or delivered by a nationally recognized courier service (e.g. Federal Express) or three business days after being sent by registered or certified mail (return receipt requested), postage prepaid, in each case, as follows:


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if to FAFCO, to:

               The First American Financial Corporation
               114 East Fifth Street
               Santa Ana, California  92701
               Attention:  President
               Facsimile:  714-647-2242


if to the Company, to:

               National Information Group
               395 Oyster Point Boulevard, Suite 500
               San Francisco, California  94080
               Attention: General Counsel
               Facsimile:  650-872-4777

with a copy to:

               The First American Financial Corporation
               114 East Fifth Street
               Santa Ana, California  92701
               Attention:  President
               Facsimile:  714-647-2242

if to the Executive, to:

               Mark A. Speizer
               395 Oyster Point Boulevard, Suite 500
               San Francisco, California  94080
               Facsimile:  650-872-4777

or such other address as either party shall have previously specified in writing to the other.

        10. Rights to Payments. The Executive shall not under any circumstances have any option or right to require payments hereunder otherwise than in accordance with the terms of this Agreement.

        11. Source of Payment. All payments provided for under this Agreement shall be paid in cash from the general funds of FAFCO.

        12. Binding Agreement. Except as otherwise expressly provided herein, this Agreement shall be binding upon, and shall inure to the benefit of, FAFCO, its successors and assigns. This Agreement, as it relates to the Executive, is a personal contract and the rights and interest of the Executive hereunder may not be sold, transferred, assigned, pledged or hypothecated.



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        13. Amendments. This Agreement may not be waived, amended, modified, supplemented or discharged orally, but only by agreement in writing signed by the party against whom enforcement of any waiver, amendment, modification, supplement or discharge is sought.

        14. Dispute Resolution. Any dispute arising out of or relating to this Agreement, or breach of this Agreement, shall be settled by arbitration in the State of California, in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect and, as to matters not specifically governed thereby, shall comply with the provisions of the California Arbitration Act (Cal. Code Civ. Proc. Sections 1280-1294.2). There shall be three arbitrators, one to be chosen by each party directly at will, and the third arbitrator to be selected by the two arbitrators so chosen. Each party shall pay the fees of the arbitrator he or it selects and of his or its own attorneys and the expenses of his or her witnesses, and all other fees and costs shall be borne equally by the parties. Judgment on any award rendered by the arbitrators may be entered in any court having jurisdiction.

        15. Survival. So long as FAFCO performs its obligations with respect to the payment of Base Salary, Fixed Bonus and pension benefits in accordance with the terms of Sections 3(a), 3(b), 3(e) and 5(b) of this Agreement (provided, however, that FAFCO shall not be deemed to have failed to perform its obligations with respect to the payment of pension benefits in accordance with the terms of Section 3(e) of this Agreement unless the Executive shall have given FAFCO written notice of such failure and FAFCO shall have failed to cure such failure within 30 days of its receipt of such notice), the covenants set forth in Section 6 of this Agreement shall survive and shall continue to be binding upon the Executive notwithstanding the termination of this Agreement for any reason whatsoever. Subject to the first sentence of this Section 15, the covenants set forth in Section 6 of this Agreement shall be deemed and construed as separate agreements independent of any other provision of this Agreement. It is expressly agreed that the remedy at law for the breach of the covenants of
Section 6 is inadequate and, so long as FAFCO has performed its obligations with respect to the payment of Base Salary, Fixed Bonus and pension benefits in accordance with the terms of Sections 3(a), 3(b), 3(e) and 5(b) of this Agreement (provided, however, that FAFCO shall not be deemed to have failed to perform its obligations with respect to the payment of pension benefits in accordance with the terms of Section 3(e) of this Agreement unless the Executive shall have given FAFCO written notice of such failure and FAFCO shall have failed to cure such failure within 30 days of its receipt of such notice), that injunctive relief shall be available to prevent the breach or any threatened breach thereof.

        16. Termination of Current Employment Agreement. At that moment in time immediately prior to the Effective Time, that certain Employment Agreement, entered into and made effective as of July 11, 1996, together with all amendments through the date hereof, by and among the Executive and the Company (under its former name, National Insurance Group) (the "Current Employment Agreement"), shall hereby be terminated and the Executive hereby waives any right he may have thereunder, including any right to any payment or benefit, including, but not limited to, any salary payments, bonus payments, stock option grants (except for stock option grants already made thereunder and grants made pursuant to the 1986 National Information Group Stock Option Plan, as amended, and the National Information Group Directors' Stock



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Option Plan, as amended), automobile or other allowances, insurance benefits, severance payments ("Compensation"), thereunder or in association with the termination of his employment under the Current Employment Agreement or the termination of the Current Employment Agreement itself; provided, however, that the rights and obligations set forth in Section 8 (Waiver of Limitation on Reemployment) of the Current Employment Agreement shall remain in full force and effect pursuant to the terms set forth therein provided the Executive remains employed by FAFCO through July 10, 1999, at which time any obligation on the part of the Executive to repay the severance contemplated by that section of the Current Employment Agreement shall expire. The Executive represents and warrants, as of the date hereof, that he has no rights under and is not entitled to any Compensation under any employment agreement or any employment or consulting (or similar) arrangement with the Company or any of its subsidiaries, other than pursuant to this Agreement and the Executive agrees to indemnify and hold harmless FAFCO, the Company and their respective subsidiaries for any claims, losses, expenses, liabilities, damages, obligations, costs and expenses suffered or paid as a result of or arising out of the failure of this representation or warranty.

        17. Recommendation for Appointment to FAFCO Board. FAFCO hereby agrees to recommend the Executive to its Nominating Committee, the committee charged by the FAFCO Board of Directors (the "FAFCO Board") with identifying and appointing members of the FAFCO Board, to fill the vacancy which currently exists on the FAFCO Board.

        18. Effectiveness. This Agreement shall become effective at the Effective Time, except that, provided the Effective Time has occurred, Section 16 shall become effective at that moment in time immediately prior to the Effective Time. In the event the Effective Time does not occur for any reason, this Agreement shall be null and void and no party shall have any rights against, or obligations to, any other party hereto and the Current Employment Agreement shall continue in effect in accordance with its terms.

        19. GOVERNING LAW. THE VALIDITY, INTERPRETATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA APPLICABLE TO AGREEMENTS EXECUTED AND TO BE PERFORMED SOLELY WITHIN SUCH STATE.

        20. Captions. Section headings are for convenience of reference only and shall not be considered a part of this Agreement.

        21. Counterparts. This Agreement may be executed in any number of counterparts, each of which when executed shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

        22. Severability. In case any provisions in this Agreement shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof will not in any way be affected or impaired thereby.



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        23. Entire Agreement. This Agreement contains the entire understanding of the parties hereto with respect to the subject matter contained herein. This Agreement supersedes all prior agreements and understanding between the parties with respect to such subject matter.

        24. Third Party Beneficiaries. Except as expressly provided herein, each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto and each FAFCO Company that is not also a party hereto.




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        IN WITNESS WHEREOF, the parties hereto have executed this Agreement, on and as of the day and year first above written.




                                 THE FIRST AMERICAN FINANCIAL CORPORATION



                                 By:        /s/ Parker S. Kennedy
                                     -----------------------------------------
                                     Name:  Parker S. Kennedy
                                     Title:  President



                                 NATIONAL INFORMATION GROUP



                                 By:        /s/ Robert P. Barbarowicz
                                     -----------------------------------------
                                     Name:  Robert P. Barbarowicz
                                     Title: Executive Vice President,
                                     General Counsel and Secretary





                                            /s/ Mark A. Speizer
                                     -----------------------------------------
                                       Mark A. Speizer


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